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                                                                   EXHIBIT 11.01


                           CARDIOGENESIS CORPORATION
                      COMPUTATION OF NET LOSS PER SHARE(1)
                     (in thousands, except per share data)
                                  (unaudited)

                                                   Three Months Ended March 31
                                                   ---------------------------
                                                      1997            1996
                                                     -------         -------

Weighted average common shares outstanding
      for the period                                  11,982               -
Common equivalent shares pursuant to Staff
     Accounting Bulletin No. 83                            -           4,368
                                                     -------         -------
Shares used in per share calculation                  11,982           4,368
                                                     =======         =======
Net loss                                             $(3,595)        $(1,878)
                                                     =======         =======
Net loss per share                                   $ (0.30)        $ (0.43)
                                                     =======         =======




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(1) There is no difference between primary and fully diluted net loss per share for all periods presented.